Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES FIRST QUARTER 2024 FINANCIAL RESULTS

CLEVELAND, OHIO – MAY 1, 2024 - Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter of 2024.

Net sales in the first quarter of 2024 were $140.9 million compared to $181.8 million in the first quarter of 2023, a 22% decrease due primarily to a slowdown in spending within the communications end market. Foreign currency translation increased first quarter 2024 net sales by $0.7 million.

Net income for the quarter ended March 31, 2024 was $9.6 million, or $1.94 per diluted share, compared to $21.4 million, or $4.28 per diluted share, for the comparable period in 2023. Net income for the quarter was lower as a result of decreased gross margins caused by the lower sales level, partially offset by a reduction in selling, general and administrative expenses due to cost containment efforts. Gross profit as a percentage of net sales was 31.3% for the first quarter of 2024.

Rob Ruhlman, Executive Chairman, said, “The decrease in quarterly net sales is a continuation of the decline in market demand that we saw coming mid-2023. Softness in communications end market demand continues to be caused by the higher borrowing rates, delayed BEAD stimulus funding, as well as elevated inventory levels, largely due to the overbuying that occurred in 2022 and early 2023. Our spend thrift philosophy as well as cost reduction activities instituted in mid-2023 led to reduced spending in areas not impacting customer service experience. Our excitement about the prospects of the markets that we serve allows us to continue our investment in new product development, streamlining our manufacturing operations and expanding our customer service portfolio. These actions, along with our continued strong liquidity, will allow us to take advantage of favorable market conditions when they return. Our current focus is unchanged: provide our customers with the high-quality products and timely service they have come to expect from PLP.”

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, labor disruptions, military conflict, international hostilities, political instability, exchange rates and public health concerns, the strength of demand and availability of funding for the Company’s products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the impact of stimulus programs in driving demand, the cost, availability and quality of raw materials required for the manufacture of products, opportunities for business growth through acquisitions and the ability to successfully integrate, and implement appropriate internal controls in, any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2023 Annual Report on Form 10-K filed with the SEC on March 8, 2024 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

ABOUT PLP

PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS INVESTOR RELATIONS

JOSH NELSON ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS CHIEF FINANCIAL OFFICER

+1 440 473 9120 +1 440 473 9246

JOSH.NELSON@PLP.COM ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
(Thousands of dollars, except share and per share data)	(Unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$45,859	$53,607
Accounts receivable, net	111,527	106,892
Inventories, net	141,508	148,814
Prepaid expenses	8,314	8,246
Other current assets	7,053	7,256
TOTAL CURRENT ASSETS	314,261	324,815
Property, plant and equipment, net	203,242	207,892
Goodwill	28,603	29,497
Other intangible assets, net	11,868	12,981
Deferred income taxes	7,379	7,109
Other assets	20,756	20,857
TOTAL ASSETS	$586,109	$603,151
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$41,748	$37,788
Notes payable to banks	1,487	6,968
Current portion of long-term debt	7,078	6,486
Accrued compensation and other benefits	23,348	28,018
Accrued expenses and other liabilities	26,043	32,057
TOTAL CURRENT LIABILITIES	99,704	111,317
Long-term debt, less current portion	47,928	48,796
Other noncurrent liabilities and deferred income taxes	25,109	26,882
SHAREHOLDERS' EQUITY
Common shares – $2 par value per share, 15,000,000 shares authorized, 4,918,036 and 4,908,413 issued and outstanding, at March 31, 2024 and December 31, 2023	13,711	13,607
Common shares issued to rabbi trust, 238,641 and 243,118 shares at March 31, 2024 and December 31, 2023, respectively	(10,214)	(10,183)
Deferred compensation liability	10,214	10,183
Paid-in capital	61,408	60,958
Retained earnings	528,733	520,154
Treasury shares, at cost, 1,937,150 and 1,894,419 shares at March 31, 2024 and December 31, 2024, respectively	(123,701)	(118,249)
Accumulated other comprehensive loss	(66,782)	(60,306)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	413,369	416,164
Noncontrolling interest	(1)	(8)
TOTAL SHAREHOLDERS' EQUITY	413,368	416,156
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$586,109	$603,151

PREFORMED LINE PRODUCTS COMPANY

STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended March 31,
	2024	2023
(Thousands of dollars, except share and per share data)
Net sales	$140,904	$181,824
Cost of products sold	96,773	115,541
GROSS PROFIT	44,131	66,283
Costs and expenses
Selling	11,900	12,388
General and administrative	16,608	18,609
Research and engineering	5,431	5,193
Other operating expense, net	(1,367)	1,112
	32,572	37,302
OPERATING INCOME	11,559	28,981
Other (expense) income
Interest income	972	304
Interest expense	(708)	(1,066)
Other income, net	35	40
	299	(722)
INCOME BEFORE INCOME TAXES	11,858	28,259
Income tax expense	2,255	6,840
NET INCOME	$9,603	$21,419
Net income attributable to noncontrolling interests	(7)	(21)
NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$9,596	$21,398
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,915	4,937
Diluted	4,944	4,997
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS:
Basic	$1.95	$4.33
Diluted	$1.94	$4.28

Cash dividends declared per share	$0.20	$0.20